Exhibit 23.2
Independent Auditors’ Consent
The Board of Directors
Sify Limited
We consent to the incorporation by reference in the registration statement on Form S-8 of Sify Limited and subsidiaries of our report dated April 20, 2006, with respect to the consolidated balance sheets of Sify Limited and subsidiaries as of March 31, 2006 and 2005 and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2006, which report appears in the Form 20-F (Registration No. 000-27663) of Sify Limited filed with the Commission on June 30, 2006.
/s/ KPMG
KPMG
Chennai, India
July 13, 2006